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                                                                    EXHIBIT 5


                   [Letterhead of Wyatt, Tarrant & Combs, LLP]

                               September 22, 2003


Board of Directors
Community Bank Shares of Indiana, Inc.
101 W. Spring Street
New Albany, Indiana 47150

Gentlemen:

         We have acted as counsel to Community Bank Shares of Indiana, Inc., an Indiana corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), to register 250,000 shares (the "Shares") of the Company's common stock, par value $0.10 per share, issuable under the Community Bank Shares Performance Unit Plan (the "Plan").

         We are familiar with the Company, and have examined such corporate and other documents and procedures as we have considered necessary for the purpose of this opinion.

         We have assumed, for purposes of this opinion, that the Shares will be validly authorized on the respective dates of issuance of the Shares under the Plan, and that, on the dates of issuance of the Shares under the Plan, the obligations of the Company under the Plan (including without limitation any units issued thereunder) will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

         Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that the Shares are duly authorized and, when issued and sold in accordance with the Registration Statement, the prospectus delivered to participants in the Plan pursuant to the requirements of the Act, the pertinent provisions of any applicable state securities laws and the Plan, will be duly and validly issued, fully paid and nonassessable.


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Board of Directors
Community Bank Shares of Indiana, Inc.
September 22, 2003
Page 2


         We express no opinion with respect to Shares issuable under the Plan which are purchased by the Company in the open market or in private transactions and are not original issuance shares.

         We are members of the Bars of the Commonwealth of Kentucky and the States of Indiana and Tennessee. We do not purport to be experts on or express any opinion herein concerning any law other than the laws of the Commonwealth of Kentucky, the States of Indiana and Tennessee and the federal law of the United States.

         Our opinion is directed to the Board of Directors of the Company and may not be relied upon by any persons other than said directors, recipients of the prospectus and participants in the Plan. We expressly disclaim any responsibility for advising you of any change hereafter occurring in circumstances touching or concerning the transaction which is the subject of this opinion, including any changes in the law or in factual matters occurring subsequent to the date of this opinion.

         We hereby consent to the filing of this opinion, or copies thereof, as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Sincerely,

                                   WYATT, TARRANT & COMBS, LLP

                                   /s/ Wyatt, Tarrant & Combs, LLP